UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CALITHERA BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT

TO

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2022

On April 20, 2022, Calithera Biosciences, Inc. filed with the Securities and Exchange Commission a definitive proxy statement, or the Proxy Statement, relating to its 2022 annual meeting of stockholders, or the Annual Meeting, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/CALA2022 originating from South San Francisco, California on Wednesday, June 1, 2022 at 10:00 a.m. local time. This supplement to the Proxy Statement, or this Supplement, is being furnished to the holders of common stock as of the record date, in connection with the solicitation of proxies by our board of directors for the Annual Meeting, and at any adjournments and postponements of the Annual Meeting.

Proposal 5 in the Proxy Statement includes a proposal to approve the issuance of more than 20% of our issued and outstanding common stock. After making the Proxy Statement available to stockholders, on May 23, 2022, we filed a Certificate of Amendment to the Certificate of Designations filed with the Secretary of State of the State of Delaware, or the Certificate of Amendment, which limits the aggregate number of shares of common stock to be issued upon conversion of the Series A Convertible Preferred Stock to a maximum of 132,880,282 shares of common stock (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment).

This Supplement to the Proxy Statement is being released on or about May 23, 2022 and should be read in conjunction with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

Calithera encourages stockholders to vote and submit their proxy in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting.

PROPOSAL 5 — APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF OUR ISSUED AND OUTSTANDING COMMON STOCK

Proposal 5 of the Proxy Statement seeks the approval of our stockholders for the issuance of shares of common stock in excess of the “Share Cap” (as defined in the Certificate of Designations), specifically the conversion of the Series A preferred stock into common stock with such “full-ratchet”, anti-dilution price protections as in effect pursuant to the Certificate of Designations.

On May 23, 2022, we filed the Certificate of Amendment to the Certificate of Designations to limit the aggregate number of shares of common stock to be issued upon conversion of the Series A Convertible Preferred Stock to a maximum of 132,880,282 shares of common stock (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment).

Accordingly, the following shall replace the entirety of the “Dilutive Effect of Issuances of Common Stock” section for Proposal No. 5 of the Proxy Statement:

“Dilutive Effect of Issuances of Common Stock”

The Series A preferred stock may be converted into common stock at the election of Millennium, resulting in a potential issuance of at least 17,156,863 shares of common stock. If the price-based anti-dilution adjustments are triggered the conversion of the Series A preferred stock would result in the issuance of additional shares of common stock at the time of conversion. If the price-based “full ratchet” anti-dilution occurs, it would result in significant dilution in ownership interests and voting rights to our stockholders. Pursuant to the Certificate of Amendment to the Certificate of Designations that we filed on May 23, 2022, the maximum number of shares of common stock to be issued upon the conversion of the Series A Preferred Stock shall not exceed 132,880,282 shares (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment).

For illustrative purposes only, the table below shows the number of shares of common stock that would be issuable upon conversion of the Series A preferred stock if (i) the volume weighted-average price of our common stock for the 30 trading days prior to the 18-month anniversary of the date of issuance is lower than $2.04 per share, or (ii) we issue securities at an effective price per share that is lower than $2.04 per share, thereby resulting in the issuance of more than 17,156,863 shares of common stock:

Assumed Conversion Price	Common Stock Issuable upon Conversion of Series A Preferred Stock (1)
Less than $0.26339	132,880,282
$0.50	70,000,000
$0.75	46,666,666
$1.00	35,000,000
$1.25	28,000,000
$1.50	23,333,333
$1.75	20,000,000
$2.00	17,500,000

(1)	Subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment.”

Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. The Board of Directors continues to recommend unanimously that the stockholders vote FOR approval of the issuance of shares equal to 20% or more of our outstanding common stock that are issuable upon the conversion of the Series A preferred stock into common stock, including pursuant to the anti-dilution provisions of the Certificate of Designations, as amended.

Pursuant to the Nasdaq Listing Rules only the outstanding shares of common stock, voting as a separate class (excluding the Series A preferred stock), have the right to vote on proposal 5. Abstentions will have the same effect as an “Against” vote. Broker non-votes will have no effect and will not be counted towards the vote total for this proposal 5.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you would like to change a previously-voted proxy vote, you may revoke your proxy by filing with or transmitting to our corporate secretary either a notice of revocation or a properly created proxy bearing a later date or by voting your shares at the Annual Meeting.